Exhibit 3.1

RPT REALTY ARTICLES OF AMENDMENT

RPT REALTY, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Declaration of Trust of the Trust (the “Declaration of Trust”) is hereby amended by deleting existing Section 6.1 of Article VI in its entirety and substituting in lieu thereof a new Section 6.1 to read as follows:

“SECTION 6.1 Authorized Shares. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has the authority to issue 240,000,000 common shares of beneficial interest, par value $.01 per share (“Common Shares”), and 10,000,000 preferred shares of beneficial interest, par value $.01 per share (“Preferred Shares”).

The Board of Trustees, without the approval of the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class that the Trust has authority to issue.”

SECOND: The amendment to the Declaration of Trust as set forth above has been duly advised and approved by the Board of Trustees of the Trust, and is limited to a change which, under Section 8-203(a)(8) of the Maryland REIT Law and Section 6.1 of the Declaration of Trust, does not require approval by the shareholders of the Trust.

THIRD: The total number of shares of beneficial interest of all classes which the Trust had authority to issue immediately prior to this amendment was 130,000,000 shares, consisting of 120,000,000 Common Shares, par value $.01 per share, and 10,000,000 Preferred Shares, par value $.01 per share, of which 2,000,000 Preferred Shares were designated as 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, par value $.01 per share. The aggregate par value of all such authorized shares of beneficial interest having par value was $1,300,000.

FOURTH: The total number of shares of beneficial interest of all classes which the Trust has authority to issue pursuant to the foregoing amendment is 250,000,000 shares, consisting of 240,000,000 Common Shares, par value $.01 per share, and 10,000,000 Preferred Shares, par value $.01 per share, of which 2,000,000 Preferred Shares are designated as 7.25% Series D Cumulative Convertible Perpetual Preferred Shares of Beneficial Interest, par value $.01 per share. The aggregate par value of all such authorized shares of beneficial interest having par value is $2,500,000.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the amendment.

SIXTH: The undersigned President and Chief Executive Officer of the Trust acknowledges these Articles of Amendment to be the corporate act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President and Chief Executive Officer, and attested to by its Senior Vice President Legal Counsel and Secretary, on this 28th day of February, 2020.

ATTEST:		RPT REALTY

/s/ HEATHER OHLBERG		/s/ BRIAN L. HARPER
Name:	Heather Ohlberg	Name:	Brian L. Harper
Title:	Senior Vice President Legal Counsel and Secretary	Title:	President and Chief Executive Officer